EXHIBIT 14.1

Hudson Respiratory Care, Inc.

Financial Code of Ethics

Hudson RCI requires ethical conduct in the practice of financial management throughout the world. The Chief Executive Officer, Chief Financial Officer, Controller and financial managers hold an important and elevated role in corporate governance. Our Financial Code of Ethics requires that our CEO, CFO and other members of the Hudson RCI Finance Department adhere to the following practices:

•	Embody and enforce this Code of Ethics.

•	Promptly report to the Chief Financial Officer or the Audit Committee of the Board of Directors any conduct that the individual believes to be a violation of law or business ethics or of any provision of this Code of Ethics, including any transaction or relationship that reasonably could be expected to give rise to such a violation.

•	Act at all times with honesty, integrity and independence, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•	Discuss with the appropriate senior management, or, in the case of the Chief Executive Officer, with the Audit Committee of the Board of Directors, in advance any transaction that reasonably could be expected to give rise to a conflict of interest in personal and professional relationships.

•	Provide or produce full, fair, accurate, timely and understandable financial and other disclosures in internal reports as well as documents filed or submitted to the Securities and Exchange Commission, any other government agency or self-regulatory organization, or used in public communications.

•	Comply with all applicable rules and regulations of federal, state, provincial and local governments, the Securities and Exchange Commission and other appropriate private and public regulatory agencies.

•	Comply with the Company’s corporate governance and other policies and procedures.

•	Act in good faith, responsibly and without knowingly misrepresenting material facts or allowing the individual’s better judgment to be subordinated.

•	Protect and respect the confidentiality of non-public information acquired in the course of the individual’s work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of the individual’s work will not be used for personal advantage.

•	Proactively promote ethical conduct as a responsible partner among peers in the work environment.

•	Responsibly use and control assets and other resources employed or entrusted to the individual’s supervision.

The Chief Executive Officer and Chief Financial Officer shall ensure that this Code of Ethics is communicated at least annually throughout all financial departments.

Charles French Chief Executive Officer	Patrick Yount Chief Financial Officer	Ola Magnuson President - Hudson RCI AB

Jan Bostrom Chief Financial Officer -Hudson RCI AB	Charles Boyles Corporate Controller	Lars Wallgren Controller - Hudson RCI AB

By signing this statement, I acknowledge that I have read, understand, and agree to adhere to this Code of Ethics. Violation of this Code of Ethics may result in disciplinary action and be grounds for termination of employment by Hudson RCI.

Signature:	Date: